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EXHIBIT 99.1

PRESS RELEASE

Contact:	Temple Weiss Investor Relations 877-777-6560

LA QUINTA ANNOUNCES AGREEMENT TO SELL $325 MILLION OF SENIOR NOTES

Dallas, Texas (March 17, 2003)—La Quinta Properties, Inc. and La Quinta Corporation (NYSE: LQI) ("La Quinta" or the "Company") announced today that La Quinta Properties, Inc. has entered into an agreement to sell in a private placement $325 million in senior notes due 2011 at 8 7/8%. The closing of the sale of the senior notes is expected to occur this week, subject to customary closing conditions. The senior notes will rank pari-parsu with the Company's existing senior notes and will be guaranteed by La Quinta Corporation.

La Quinta expects to use the net proceeds to fund tender offers for any or all of the tendered portion of the Company's 7.82% notes (puttable in 2003) due 2026, 7.51% medium term notes due 2003 and 7.25% senior notes due 2004, as well as the 7.114% Exercisable Put Option Securities due 2004 as announced by the Company on March 5, 2003. La Quinta also expects to use the net proceeds to fund senior notes maturing or puttable in 2003 and 2004 that were not tendered, repay borrowings under the Company's revolving credit facility and for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The securities described in this release have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption for such registration requirements.

Safe Harbor Statement

Certain matters discussed in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believes," "anticipates," "expects," "intends," "estimates," "projects" and other similar expressions, which are predictions of or indicate future events and trends, typically identify forward-looking statements. Our forward-looking statements are subject to a number of risks and uncertainties which could cause actual results or the timing of certain events to differ materially from those projected in or contemplated by the forward-looking statements. Accordingly, we cannot assure you that the expectations set forth in these forward-looking statements will be attained. Some of the factors that could cause actual results or the timing of certain events to differ from those described in these forward-looking statements include, without limitation, the condition of the capital markets in general and the lodging related capital markets in particular; general economic conditions; concerns regarding and any actual U.S. military involvement in Iraq and concerns regarding additional terrorist activities; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, the risks described in our Joint Annual Report on Form 10-K for the year ended December 31, 2002 entitled "Certain Factors You Should Consider About Our Companies, Our Businesses and Our Securities". We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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  EXHIBIT 99.1